H&R BLOCK SEVERANCE PLAN
(Amended and Restated May 5, 2025)
The H&R Block Severance Plan (the “Plan”) is a welfare benefit plan established by H&R Block Management, LLC to provide severance pay and benefits to certain employees of designated affiliates of H&R Block, Inc. to compensate for the involuntary loss of employment, subject to the terms and conditions set forth herein. The affiliates of H&R Block, Inc. whose employees are covered by the Plan are identified in Exhibit A and are collectively referred to in this Plan as the “Company”.
This document constitutes both the plan document and the summary plan description for the Plan. The Plan is an “employee welfare benefit plan” within the meaning of Section 3(1) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your ERISA rights are described at the end of this document. This document is provided to you as required by ERISA. You should read all parts of this description carefully so that you will not only understand the ways in which the Plan may benefit you but also certain exclusions to coverage and limitations on the receipt of severance benefits which may apply to you. The Plan, as restated in this document, is effective as of May 5, 2025. Capitalized terms have the meanings assigned in this document.
This Plan supersedes and replaces any and all existing or prior severance or retention incentive plans, programs, policies or practices maintained by the Company or its predecessors for the employees covered by this Plan.
1.ELIGIBILITY AND PARTICIPATION
(a)Eligibility to Participate. In general, you will be an “Eligible Employee” for purposes of the Plan if you satisfy all of the following conditions:
1.You are actively employed by the Company in a regular (non-seasonal) position on a full or part-time basis;
2.You do not fall under the Executive Severance Plan;
3.You regularly work at least 20 hours per week;
4.You experience a Qualifying Termination; and
5.You are not excluded from participation under Section 1(b) below.
For purposes of determining Plan eligibility, the following definitions will apply:
•a “Qualifying Termination” is any involuntary termination of employment except for terminations resulting from: (1) your refusal to accept an offer of a Comparable Position with the Company following the elimination of your position, (2) your refusal to accept an offer of a Comparable Position with any entity that acquires the

Company, (3) a change to your position to a lower compensation rate or grade, including reclassification of your position from regular to seasonal, (4) your termination for Cause, or (5) the Company’s non-renewal of any employment contract with you.
•A “Comparable Position” means a regular or seasonal position where your new primary work location is within fifty (50) miles of your prior primary work location and your new compensation rate (salary or hourly rate plus target bonus) is at least ninety (90%) of your prior compensation rate (salary or hourly rate plus target bonus).
•A termination for “Cause” includes any of the following: (1) your misconduct that may reasonably result in harm to the reputation of the Company or an affiliate; (2) your commission of an act of dishonesty or breach of trust resulting or intending to result in your material personal gain at the expense of the Company or an affiliate; (3) your commission of an act that is materially and demonstrably detrimental to the good will of the Company or an affiliate and that constitutes gross negligence or willful misconduct by you in the performance of the your duties; (4) your violation of the policies or procedures of the Company (e.g., the H&R Block Code of Business Ethics & Conduct); (5) your disobedience, insubordination or failure to perform your employment duties; (6) your conviction of, or entrance of a plea of guilty or no contest, to a misdemeanor (involving an act of moral turpitude) or a felony; (7) your inability, or the inability of the Company or any affiliate, to participate, in whole or in part, in any activity subject to governmental regulation as the result of any act or omission on your part; (8) your termination for poor performance; or (9) any other grounds for your termination of employment that the Plan Administrator classifies as “for Cause” in its sole discretion.
(b)Exclusions from Eligibility. You will not be eligible for a Severance Benefit under the Plan if:
1.You do not satisfy all of the eligibility criteria in Section 1(a) above;
2.You are classified by the Company as a seasonal, temporary, or inactive employee, or you are normally employed by the Company for less than twenty (20) hours per week;
3.You fail to properly execute, or you revoke, a separation agreement and release provided to you by the Plan Administrator (“Severance and Release Agreement”);
4.You voluntarily terminate employment prior to the termination date specified by the Company in your Severance and Release Agreement (your “Termination Date”) unless the Plan Administrator determines in its sole discretion that earlier voluntary termination or retirement is in the best interests of the Company;
5.You are terminated for Cause;
6.Your termination is the result of your dying or becoming permanently disabled (as defined by the Company’s long-term disability plan, as in effect from time to time);

7.You either continue employment with the Company or one of its subsidiaries or affiliates or are offered and decline an offer for Comparable Employment; or
8.You are covered by any other severance pay policy, plan or, arrangement or by a written agreement signed by you and an authorized representative of the Company providing for severance or notice pay or providing for a specified term of employment.
(c)Commencement of Participation. If you are an Eligible Employee, you will become a Participant in the Plan when your Severance and Release Agreement becomes effective and irrevocable by its terms (the “Release Date”).
2.SEVERANCE BENEFITS
(a)Severance Benefits. If you meet the eligibility criteria and become a Participant as described above, you will be eligible to receive some or all of the severance benefits described below. The amount of severance benefits you will receive under the Plan generally will be determined in accordance with the guidelines set forth below (the sum total of your Plan benefits are referred to as your “Severance Benefit”). In general, your Severance Benefit may be comprised of some or all of the following, as outlined in more detail in your Severance and Release Agreement: (1) a Cash Component, (2) a COBRA Subsidy Component, (3) an STI Component, (4) an Equity Replacement Component; (5) an Outplacement Component, and/or (6) a Technology Component.
1.Cash Component. The Cash Component of your Severance Benefit is determined by multiplying your Weekly Pay by your Severance Period. Your “Severance Period” is the number of weeks equal to your Years of Service multiplied by two (e.g., if you have completed ten Years of Service, your Severance Period would be twenty weeks), subject to minimum and maximum amounts by pay grade as set forth in the table below:

Pay Band	Minimum Severance Period	Maximum Severance Period
Grade 600 to 690	26 weeks	52 weeks
Grade 500 to 590	13 weeks
Grade 100 to 490	6 weeks

For purposes of this Plan, your “Weekly Pay” will be determined as follows:
•Salaried Employees: The Eligible Employee’s current annual salary divided by fifty-two (52).
•Hourly-Paid Employees: The Eligible Employee’s current hourly rate multiplied by the number of hours the Eligible Employee is regularly scheduled to work per week, and then adding the Eligible Employee’s Average Incentive Compensation Amount

(if any) divided by fifty-two. The “Average Incentive Compensation Amount” is equal to the average of the Eligible Employee’s incentive compensation earnings for the two prior calendar years (determined as of each January 1) or, for an Eligible Employee with less than two years of incentive compensation earnings, the average of the total incentive compensation earned. For the avoidance of doubt, incentive compensation earnings refers to payments made pursuant to non-discretionary incentive compensation plan and does not include Short-Term Incentive payments.
2.For purposes of this Plan, a “Year of Service” means each twelve (12) consecutive month period of employment with the Company during which you completed one thousand or more Hours of Service, beginning on your most recent date of hire with the Company. You will be credited with a prorated Year of Service for the year during which your Termination Date occurs. For purposes of service determinations, an “Hour of Service” means each hour for which you were compensated by the Company for services rendered as a regular full or part-time employee. The Plan provides for both a minimum and a maximum number of Years of Service, and these limits apply regardless of your actual number of Years of Service.
If you have been rehired by the Company after having previously received any severance or benefits based on your service with the Company, any service taken into account when determining those benefits will not be credited as Years of Service under this Plan.
3.COBRA Subsidy Component. To the extent specified in your Severance and Release Agreement, your Severance Benefit may also include an additional payment intended to assist with any premiums for the continuation of group health coverage (medical, dental and vision) under the Company’s group health plan (the “COBRA Subsidy Component”) for the duration of your Severance Period. The amount of your COBRA Subsidy Component, if any, is equal to (1) the number of full or partial months in your Severance Period, multiplied by (2) the employer portion of the monthly premium for the group health coverage in effect for you, your spouse, and/or eligible dependents on your Termination Date, disregarding any federal legislation that requires the cost of coverage to be subsidized or that otherwise reduces the cost of such coverage. The maximum period for which the COBRA Subsidy Component will be payable is twelve (12) months.
Any COBRA Subsidy Component will be aggregated and paid with the Cash Component of your Severance Benefit. The COBRA Subsidy Component will be payable whether or not you elect to enroll in COBRA continuation coverage through the Company’s group health plan. You understand that it is your responsibility to make a timely election to continue your coverage (and, if applicable, coverage for your spouse and/or dependent children) under COBRA in accordance with the administrative policies and procedures adopted by the Company, and that you fail to make such a timely election, you will have waived your right to continuation coverage under COBRA.
4.STI Component. As specified in your Severance and Release Agreement, your Severance Benefit will include an additional payment equal to (1) your target annual incentive under the Company’s short-term incentive plan in effect for the year in which your Termination Date occurs divided by fifty-two, and multiplied by (2) your Severance Period. For example an associate who has been with the Company for ten years with an annual incentive target of $1,750 could receive an STI Component payment of $673.08 ($1,750 / 52 = $33.65 x 20 = $673.08 STI Component).
5.The STI Component is in lieu of any payment under the STI plan. The STI Component will be aggregated and paid with the Cash Component of your Severance Benefit.
6.Equity Settlement Component: To the extent specified in your Severance and Release Agreement, at the discretion of the Company, your Severance Benefit may include an additional payment equal to the “Settlement Value” of any outstanding unvested restricted share unit (“RSU”) awards you hold on your Termination Date that are within six (6) months of the applicable vesting date. Any Settlement Value for your outstanding RSU awards will be determined as follows: (1) the number of outstanding unvested RSUs as of your Termination Date that would have become vested within six months of that date had your employment not ended, multiplied by (2) the closing price for one share of the Company’s common stock the Friday prior to your Notification Date. If the stock market is closed on that Friday, the last trading day before that Friday will be used.
Your RSU awards, stock option awards, Market Stock Unit awards, or other equity awards that are outstanding on your Termination Date will either be forfeited or earned based on the terms of the applicable equity plan(s) and related individual award agreement(s).
7.The Equity Settlement Component, if any, will be aggregated and paid with the Cash Component of your Severance Benefit.
8.Outplacement Component: As specified in your Severance and Release Agreement, your Severance Benefit will include career transition counseling or outplacement services. Details of your counseling or outplacement benefits will be as set forth in your Severance and Release Agreement. All career transition and outplacement benefits available under the Plan will be provided “in kind” beginning on or after the Release Date through an outplacement vendor chosen by the Company and will not be subject to liquidation or conversion into cash in any event.
9.Technology Component. As specified in your Severance and Release Agreement, your Severance Benefit will include an additional payment equal to $1,000 as a technology allowance. The Technology Compenent will be aggregated and paid with the Cash Component of your Severance Benefit. As part of your Severance Benefit, you will be permitted to retain any Company-issued mobile device following your Termination Date, subject to your return of any forms or other documentation specified by the Plan Administrator to complete the transfer of this mobile device to you. You may be required to temporarily surrender or provide access to any such device to the Company for removal of applications and/or proprietary or confidential Company or client information or data. You will be responsible for the costs of maintaining and operating any mobile device you are allowed to retain. (Unlike the other Severance Benefits, your decision to retain your Company-issued mobile device is not dependent upon your properly executing, and declining to revoke the execution of, your Severance and Release Agreement.)
(b)Payment of Severance Benefits. If you meet the eligibility criteria and satisfy the conditions outlined above, the Cash, COBRA Subsidy, STI Components, and/or Equity Replacement Components of your Severance Benefit under this Plan will be paid to you in a single lump sum, net of applicable withholdings, on the first executable regularly-scheduled pay date occurring on or after the Release Date or as soon as administratively reasonable thereafter, provided that all conditions for receipt of benefits under this Plan have been satisfied on or prior to such payment date.
3.FAILURE TO EXECUTE A RELEASE
All Severance Benefits available under the Plan, with the exception of retaining any Company-issued mobile telephone, are in consideration of your execution of the Severance and Release Agreement in the form provided by the Plan Administrator. If you do not properly execute such a Severance and Release Agreement on or before the deadline specified therein, or if you timely revoke your execution, you will not be entitled to any of the benefits of this Plan. If you fail to comply with the terms of the Release, the Company reserves the right to withhold and terminate any unpaid Plan benefits (with the exception of legally-mandated benefits and retaining any Company-issued mobile telephone) and to require you to repay any amounts you may have previously received under the Plan.
4.TERMINATION AND REPAYMENT OF SEVERANCE BENEFITS
Your right to any benefit under this Plan is subject to and is expressly conditioned upon your agreement to abide by the restrictive covenants in your Severance and Release Agreement. If you violate the terms of your Severance and Release Agreement, you will be obligated to return any amounts or benefits received under this Plan within ten (10) business days of any written demand for repayment by the Company or the Plan Administrator.

5.OTHER IMPORTANT INFORMATION
(a)Plan Administration. The Company (or its delegate) will serve as the Plan Administrator. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for benefits under the Plan, the amount of benefits (if any) payable per participant, and to construe vague and/or ambiguous terms. When making a determination or calculation, the Plan Administrator shall, in its sole and absolute discretion, be entitled to rely upon information furnished by employees or other individuals or entities acting on their behalf. The Plan Administrator may delegate any or all of its administrative duties to a Company executive. Any such delegation will carry with it the full discretionary authority of the Plan Administrator to carry out the delegated duties. Any determination by the Plan Administrator or its delegate will be final and conclusive upon all persons and shall be given the maximum possible deference allowed by law. The Company will indemnify and hold harmless any person to whom it delegates its responsibilities as Plan Administrator; provided, however, such person does not act with gross negligence or willful misconduct.
(b)Non-Assignability. In no event may any current or former employee of the Company sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process. Any attempt to assign or attach any right or interest under the Plan shall be void and without effect.
(c)Coordination With Mandated and Other Benefits. Any advance notice or benefits provided under this Plan will, to the fullest extent permitted by law, be considered to be in satisfaction of, rather than in addition to, any federal, state, local, or contractual requirement (including advance notice requirements included in individual employee agreements and requirements under the Worker Adjustment and Retraining Notification Act (“WARN”) and similar state or local statutes) to provide advance notice or severance-type benefits. To the extent that notice or benefits provided under this Plan cannot be considered in satisfaction of any such requirements, the amount of notice and benefits under this Plan will be reduced by the amount of notice and benefits that are required to be given by federal, state or local law or applicable contractual requirements.
(d)Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan Administrator. If the claim is denied (in full or in part), the claimant shall be provided a written or electronic response from the Plan Administrator. The Plan Administrator’s response shall include the following information:
1.The specific reason(s) for the denial;
2.Reference to the specific Plan provision(s) upon which the denial was based;
3.A description of any additional or material information that is necessary for the appeal of the denied claim to be successful, and an explanation of why this information is necessary;

4.A description of any voluntary appeal procedures available under the Plan and your right to receive information about them;
5.An explanation of the review procedure summarized below, including the time limits applicable to the review procedures and the claimant’s rights to submit written comments and have them considered, the claimant’s right to review (upon request and at no charge) relevant documents and other information; and
6.A statement that the claimant has a right to bring a civil action under ERISA Section 502(a) following a denial of an appeal of the claim.
If the Plan Administrator relied on an internal rule, guideline, protocol, or other similar criterion in denying the claim, then the Plan Administrator either will provide the claimant with a copy of the criterion or will notify the claimant that it relied on such a criterion and inform the claimant that he or she may request a copy of the criterion free of charge.
The denial notice shall be furnished to the claimant no later than ninety (90) days after receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines than an extension of time for processing is required, then notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The notice shall inform the claimant of the following:
1.The special circumstances requiring the extension of time;
2.The date by which the claimant can expect a decision;
3.The standards for determining the claimant’s entitlement to benefits;
4.The unresolved issue(s) that prevent a decision on the claim; and
5.A description of any additional information that the claimant needs to submit.
(e)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Plan Administrator for a review of the decision denying the claim. The Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, shall:
1.Provide the claimant with the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;
2.Provide that the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records and other information (other than documents, records and other information that is legally privileged) relevant to the claimant’s claim for benefits; and

3.Provide for a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the claim is subsequently also denied by the Plan Administrator, in whole or in part, then the claimant shall be furnished with a denial notice that shall contain the following:
(1)Specific reason(s) for the denial;
(2)Reference to the specific Plan provision(s) on which the denial is based; and
(3)An explanation of the Plan’s review procedures and the time limits applicable to such procedures including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.
The decision on review shall be issued within sixty (60) days following the request for review. The period for decision may, however, be extended up to one hundred and twenty (120) days after such receipt if the Plan Administrator determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the claimant (or his or her authorized representative) prior to the expiration of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the benefits determination.
(f)Limitations on Claims. No legal action for benefits under the Plan may be brought until: (i) the claimant has submitted a written application for benefits in accordance with specified procedures; (ii) the claimant has been notified that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period); (iii) the claimant has filed a written request for a review of the application and (iv) the claimant has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator's failure to take any action on the claim within the time prescribed above). No legal action may be brought more than one (1) year after the date of the final claim denial. This one-year statute of limitations on suits for all severance benefits available under the Plan shall apply in any forum where any such suit may be initiated.
(g)Tax Administration. All payments made or benefits provided under the Plan shall be subject to withholding for any applicable taxes or other amounts which federal, state or local law requires the Company to withhold. The Company’s determination of the type and amount of taxes to be withheld from any payment or benefit shall be final and binding on all persons having or claiming to have an interest in this Plan.
(h)No Right to Employment. This Plan does not provide you with any right to continue employment with the Company or affect the right of you or the Company to terminate your employment at any time, with or without Cause; provided that nothing herein shall adversely affect any rights under a written employment agreement executed by the parties thereto.

(i)Source of Payments. All severance benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
(j)No Vested Rights. No Eligible Employee shall have any vested rights under the Plan. An Eligible Employee whose employment is terminated prior to the amendment or termination of the Plan shall not have his or her Severance Benefit reduced by reason of such amendment or termination. Nothing in the Plan shall be construed as giving to an employee a right to receive any benefit other than the benefits specifically provided under the terms of the Plan. Nothing in the Plan shall limit the company from being able to discharge, demote, downgrade, transfer, relocate, or in any other manner treat or deal with any person in its employ, without regard to the effect such treatment or dealing may have upon such person as someone who might otherwise have become (or remained) a Participant in the Plan, which right is hereby reserved. No benefits shall be deemed to accrue under the Plan at any time except the time at which they become payable under the Plan, and no right to a benefit under the Plan shall vest prior to the Eligible Employee’s Termination Date.
(k)Effect on Other Plans. As of your Termination Date, you will cease to actively participate in any Company-sponsored employee benefit plans and programs. Except as otherwise required by applicable law and/or the applicable plan or program terms, your Severance Benefit will not be taken into account for purposes of any other Company-sponsored employee benefit plan or program. Your rights under any such benefit plan or program are governed solely by the terms of such plans and programs, and you should review those terms to understand your rights (if any) under them in connection with your Qualifying Termination.
(l)The effect of your Qualifying Termination and any subsequent rehire by the Company on any outstanding or future awards you may have or receive under the Company’s 2003 Long-Term Executive Compensation Plan, 2013 Long Term Incentive Plan, 2018 Long Term Incentive Plan, or other equity compensation plan or program that may subsequently be maintained by the Company will be determined exclusively by the terms and conditions of the applicable plan(s) and any related award agreements or notices based on the relevant facts and circumstances.
(m)Inability to Make Payment. If the Plan Administrator is unable to make payments to you because it is unable to locate your whereabouts after reasonable efforts have been made, any payments due shall be forfeited six (6) months after the date any such payment first may have been due, except to the minimum extent necessary to maintain adequate consideration for your commitments set forth in your Severance and Release Agreement, as determined by the Plan Administrator in its sole discretion. The Plan Administrator may make whatever arrangements for the eventual disposition of such residual amount as it deems appropriate.
(n)Recovery of Excess Payments. If any benefit under the Plan is erroneously paid to you, you are required refund any such overpayment within thirty (30) days of a written notice of overpayment from the Plan Administrator or its designee.
(o)Amendment and Termination of the Plan. The Company reserves the right to amend, modify or terminate the Plan at any time, without advance notice. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. The terms of the Plan cannot be amended or changed by any verbal agreement, representation, proposal or other communication not formally memorialized by the Company as an amendment in accordance with this Section 5(n). No communications in connection with the Plan made by an employee shall be effective unless duly executed on an appropriate form provided or approved by, and filed with, the Plan Administrator, except that the Plan Administrator will accept questions from employees regarding the administration of the Plan. Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees. In the event of an Internal Revenue Service or Department of Labor ruling which has the effect of reclassifying the Plan as an “employee pension benefit plan” as defined in ERISA Section 3(2)(A), the Plan will be automatically terminated effective at the date of such ruling.
(p)ERISA and Tax Limitations. Notwithstanding any provision in the Plan to the contrary: (i) no payments made pursuant to the Plan are contingent, either directly or indirectly, upon your retirement; (ii) in no event shall the amount of a Severance Benefit payable under the Plan exceed two (2) times your annual compensation paid during the year immediately preceding your Termination Date; and (iii) under no circumstances will any severance benefits under the Plan be payable to you more than twenty-four (24) months following your Termination Date. These limitations are intended to ensure that the Plan is regarded as an “employee welfare benefit plan” for purposes of ERISA and to avoid the application of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the Plan or the severance payments or benefits it provides.
The Plan and the Severance Benefits it provides are intended to be exempt from Code Section 409A in accordance with Sections 1.409A-1(b)(9)(iii) and (vi) of the Treasury Regulations and shall be administered and interpreted in accordance with this intention. The Company, in its sole discretion may amend or modify the Plan in any manner to provide for the application and effects of Code Section 409A, its related Treasury regulations, and any related regulatory or administrative guidance issued by the Internal Revenue Service.
If you are deemed on your Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of your “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. The determination of whether you are a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of your Termination Date shall made by the Company in accordance with the terms of Code Section 409A and the applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). For the avoidance of doubt, no portion of any of the amounts payable upon your termination will be subject to the foregoing delay if and to the extent that such amounts (i) constitute a “short term deferral” within the meaning of Section 1.409A-1(a)(4) of the Treasury Regulations, or (ii) (A) are being paid due to your “involuntary separation from service” (within the meaning of Section 1.409A-1(n) of the Treasury Regulations); (B) do not exceed two times the lesser of (1) your annualized compensation from the Company for the calendar year prior to the calendar year in which your termination occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which your termination occurs; and (C) the payment is required under the Plan to be paid no later than the last day of the second (2nd) calendar year following the calendar year during which your termination occurs.
For purposes of the application of Treasury Regulation § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed to be a separate payment. To the extent an expense or in-kind benefit provided pursuant to the Plan constitutes a “deferral of compensation” within the meaning of Code Section 409A, (1) the expenses will be reimbursed to you as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (2) the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(q)Payments to Deceased Participants. If payment of Severance Pay is owed to a Participant who dies prior to receipt of Severance Benefits under the Plan, payment will be made to his or her surviving spouse, if any, or to his or her estate in accordance with applicable state law.
(r)Controlling Law. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Missouri. This Plan is not intended to be funded for purposes of ERISA.

6.ADDITIONAL PLAN INFORMATION

Plan Name:	H&R Block Severance Plan
Type of Plan:	Unfunded welfare benefit plan
Plan Sponsor:	H&R Block Management, LLC
Identification Numbers:	EIN: 43-1632589 PLAN: 509
Plan Year:	January 1 – December 31
Plan Administrator:	H&R Block Management, LLC One H&R Block Way Kansas City, Missouri 64105 Attn: Plan Administrator, H&R Block Severance Plan (816) 854-3000
Agent for Service of Legal Process:	H&R Block Management, LLC One H&R Block Way Kansas City, Missouri 64105 Attn: Corporate Secretary
Funding Mechanism:	Severance benefits are paid out of the Company’s general assets.

    IN WITNESS WHEREOF, H&R Block Management, LLC, for itself and its designated affiliates has caused its duly authorized officer to execute this H&R Block Severance Plan this 5th day of May, 2025.

H&R Block Management, LLC, a Missouri limited liability company

By: /s/ Tiffany S. Monroe

Name:     Tiffany S. Monroe

Title: Chief People and Culture Officer

STATEMENT OF ERISA RIGHTS
The Employee Retirement Income Security Act of 1974 (“ERISA”) was enacted to help assure that all employer-sponsored group benefits programs conform to standards set by Congress. The H&R Block Severance Plan is covered by ERISA and an employee who is a participant in this Plan is entitled to certain rights and protections. ERISA provides that all Plan participants shall be entitled to examine, without charge, at the Company’s business office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and to obtain copies of all Plan documents and other Plan information, if applicable, upon written request to the Company. The Company may make a reasonable charge for the copies. The Company is required by law to furnish each participant with a copy of the summary annual report, if applicable.
In addition to creating rights for Plan participants, ERISA also sets forth certain duties for the people who are responsible for the operation of the Plan. The people who operate the Plan are called “fiduciaries” of the Plan. They have a duty to operate the Plan prudently and in the best interests of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you to prevent you from either obtaining any Plan benefit or exercising your rights under ERISA. However, neither the existence of the Plan nor this summary plan description constitutes an employment contract or affects the right of the Company to lawfully terminate your employment.
If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reasons for the denial. You have the right to have the Plan Administrator review and reconsider your claim.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 per day until you receive the materials (unless the materials were not sent because of reasons beyond the control of the Plan Administrator). If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries do not fulfill their responsibilities under ERISA, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if the court finds your claim is frivolous).
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Company, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

H&R BLOCK SEVERANCE PLAN
EXHIBIT A
PARTICIPATING AFFILIATES
Effective May 5, 2025

H&R Block Management, LLC
H&R Block Enterprises LLC
HRB Green Resources LLC
HRB International Management LLC
HRB Professional Resources LLC
HRB Resources LLC
HRB Technology LLC

46276271.2
Exhibit A - 1